Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-227656

December 10, 2018

Tencent Music Entertainment Group

Tencent Music Entertainment Group, or the Company, has filed a registration statement on Form F-1, including a prospectus with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it, by contacting (1) Morgan Stanley & Co. LLC by telephone at +1-866-718-1649 or by emailing prospectus@morganstanley.com; (2) Goldman Sachs & Co. L.L.C. by telephone at +1-212-902-1171 or by emailing prospectus-ny@ny.email.gs.com; (3) J.P. Morgan Securities LLC by telephone at +1-866-803-9204 or by emailing prospectus-eq_fi@jpmchase.com; (4) Deutsche Bank Securities Inc. by telephone at +1-800-503-4611 or by emailing prospectus.CPDG@db.com; or (5) Merrill Lynch, Pierce, Fenner & Smith Incorporated by telephone at 1-800-294-1322 or by emailing dg.prospectus_requests@baml.com. You may also access the Company’s most recent prospectus dated December 10, 2018, which is included in Amendment No. 2 to the Company’s registration statement on Form F-1, as filed with the SEC on December 10, 2018, by visiting EDGAR on the SEC website at https://www.sec.gov/Archives/edgar/data/1744676/000119312518345447/d624633df1a.htm. This free writing prospectus reflects certain amendments made by Amendment No. 2 to the registration statement. All references to page numbers are to the page numbers of the prospectus included in Amendment No. 2 to the registration statement.

Risk Factors

(1) Add the following risk factor on page 37:

We, certain of our consolidated entities in the PRC and Mr. Guomin Xie, our Co-President and a director, have been named as respondents in an arbitration proceeding in the PRC.

On December 6, 2018, we became aware of an arbitration (the “Arbitration”) filed by an individual named Mr. Hanwei Guo (the “Claimant”) before the China International Economic and Trade Arbitration Commission, or CIETAC. The Arbitration named Mr. Guomin Xie (our Co-President and a director), CMC, and certain affiliates of CMC as respondents (collectively, the “Respondents”). In 2012, Mr. Xie co-founded CMC and the Claimant became an investor in CMC’s business by acquiring substantial stakes in entities including CMC, Ocean Interactive (Beijing) Technology Co., Ltd. (“Ocean Technology”) and Ocean Interactive (Beijing) Culture Co., Ltd. (“Ocean Culture”).

The Claimant alleged that Mr. Xie defrauded and threatened him into signing a series of agreements in late 2013 to relinquish his substantial investment interests in multiple entities, including CMC, Ocean Culture and Ocean Technology (together, the “Ocean Music Entities”), and transferring his equity interests in the Ocean Music Entities to Mr. Xie, CMC and certain other Respondents at below-market value. The Claimant seeks an award from CIETAC ruling, among other things, that (i) such agreements, pursuant to which the Claimant allegedly transferred his interests in the Ocean Music Entities to Mr. Xie, CMC and other Respondents, be declared invalid; (ii) Mr. Xie, CMC and other applicable Respondents return to the Claimant all of his initial equity interests in the Ocean Music Entities; and (iii) the Respondents pay damages in the amount of RMB100 million (US$14.6 million). The Arbitration is currently pending for hearing.

In addition, on December 5, 2018, the Claimant filed a Petition for an Order to Take Discovery (the “Discovery Petition”) with the U.S. District Court of the Southern District of New York (the “District Court”), whereby he seeks to subpoena certain documents in support of his allegations in the Arbitration from Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC, each of which is an underwriter in this offering, for use in the Arbitration. The petition is In re Application of Hanwei Guo for an Order to Take Discovery for Use in a Foreign Procedure Pursuant to 28 U.S.C. § 1782, No. 18-mc-00561 (S.D.N.Y.). As of the date of this prospectus, we are not aware of any such order granted by the District Court.

CMC was acquired by Tencent in 2016 and subsequently was renamed Tencent Music Entertainment Group. As a result of the merger of CMC’s operations and Tencent’s former music businesses in 2016, Ocean Culture and Ocean Technology also became our PRC consolidated entities.

Both we and Mr. Xie intend to contest the Claimant’s claims vigorously. However, there can be no assurance that we will be able to prevail in the Arbitration or that we will be able to settle the dispute on terms favorable to us. Moreover, if the claims alleged by the Claimant are successful, we are currently unable to estimate the possible loss or range of loss, if any, associated with the resolution of the Arbitration. Any adverse outcome of the Arbitration could have a material adverse effect on our reputation, capital structure (including potential dilution to our shareholders), business and financial condition. The Arbitration may require us to incur significant resources and divert management’s attention, which could in turn harm our business. Moreover, we cannot guarantee that additional legal actions relating to the subject matters in the Arbitration would not be threatened or brought against us or our directors and officers in the future, and we cannot assure you that no such legal actions have been threatened or initiated as of the date of this prospectus, nor can we predict the potential impact of any such actions on our reputation, business, financial condition and results of operations.

Business

(1) Add the following paragraphs under the “Legal Proceedings” on page 160:

On December 6, 2018, we became aware of an arbitration (the “Arbitration”) filed by an individual named Mr. Hanwei Guo (the “Claimant”) before the China International Economic and Trade Arbitration Commission, or CIETAC. The Arbitration named Mr. Guomin Xie (our Co-President and a director), CMC, and certain affiliates of CMC as respondents. In addition, on December 5, 2018, the Claimant filed a Petition for an Order to Take Discovery with the U.S. District Court of the Southern District of New York, whereby he seeks to subpoena certain documents in support of his allegations in the Arbitration from Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC, each of which is an underwriter in this offering, for use in the Arbitration. The petition is In re Application of Hanwei Guo for an Order to Take Discovery for Use in a Foreign Procedure Pursuant to 28 U.S.C. § 1782, No. 18-mc-00561 (S.D.N.Y.). See also “Risk Factors—Risks Related to Our Business and Industry—We, certain of our consolidated entities in the PRC and Mr. Guomin Xie, our Co-President and a director, have been named as respondents in an arbitration proceeding in the PRC.”

Note 28 to the Condensed Consolidated Financial Information for the Years Ended December 31, 2016 and 2017

(2) Replace the first paragraph under item (d) with the following on page F-71:

In October 2018, the Company acquired the entire equity interest of a music contents company at an initial cash consideration of RMB1,200 million plus a contingent consideration of up to RMB400 million to enhance its music contents library.

(3) Add a new item (e) as follows to Note 28 on pages F-71 and F-72:

(e) Pending arbitration (unaudited)

On December 6, 2018, the Company became aware of an arbitration (the “Arbitration”) filed by an individual named Mr. Hanwei Guo (the “Claimant”) before the China International Economic and Trade Arbitration Commission, or CIETAC. The Arbitration named Mr. Guomin Xie (the Co-President and a director of the Company), CMC, and certain affiliates of CMC as respondents (collectively, the “Respondents”). In 2012, Mr. Xie co-founded CMC and the Claimant became an investor in CMC’s business by acquiring substantial stakes in entities including CMC, Ocean Interactive (Beijing) Technology Co., Ltd. (“Ocean Technology”) and Ocean Interactive (Beijing) Culture Co., Ltd. (“Ocean Culture”).

The Claimant alleged that Mr. Xie defrauded and threatened him into signing a series of agreements in late 2013 to relinquish his substantial investment interests in multiple entities, including CMC, Ocean Culture and Ocean Technology (together, the “Ocean Music Entities”), and transferring his equity interests in the Ocean Music Entities to Mr. Xie, CMC and certain other Respondents at below-market value. The Claimant seeks an award from CIETAC ruling, among other things, that (i) such agreements, pursuant to which the Claimant allegedly transferred his interests in the Ocean Music Entities to Mr. Xie, CMC and other Respondents, be declared invalid; (ii) Mr. Xie, CMC and other applicable Respondents return to Claimant all of his initial equity interests in the Ocean Music Entities; and (iii) the Respondents pay damages in the amount of RMB100 million (US$14.6 million).

In addition, on December 5, 2018, the Claimant filed a Petition for an Order to Take Discovery (the “Discovery Petition”) with the U.S. District Court of the Southern District of New York (the “District Court”), whereby he seeks to subpoena certain documents in support of his allegations in the Arbitration from Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC, each of which is an underwriter in this offering, for use in the Arbitration. The petition is In re Application of Hanwei Guo for an Order to Take Discovery for Use in a Foreign Procedure Pursuant to 28 U.S.C. § 1782, No. 18-mc-00561 (S.D.N.Y.). As of the date of this prospectus, the Company is not aware of any such order granted by the District Court.

CMC was acquired by Tencent in 2016 and subsequently was renamed Tencent Music Entertainment Group. As a result of the merger of CMC’s operations and Tencent’s former music businesses in 2016, Ocean Culture and Ocean Technology also became the Company’s PRC consolidated entities.

The Arbitration is currently pending for hearing. Although both the Company and Mr. Xie intend to contest the Claimant’s claims vigorously, the Company is of the view that this pending Arbitration is still at an early stage and therefore it is unable to determine the likelihood of an unfavorable outcome of such Arbitration.

Note 25 to the Condensed Consolidated Interim Financial Information for the Nine Months Ended September 30, 2018

(4) Replace the first paragraph under item (b) with the following on page F-103:

In October 2018, the Company acquired the entire equity interest of a music contents company at an initial cash consideration of RMB1,200 million plus a contingent consideration of up to RMB400 million to enhance its music contents library.

(5) Add a new item (c) as follows to Note 25 on pages F-103 and F-104:

(c) Pending arbitration (unaudited)

On December 6, 2018, the Company became aware of an arbitration (the “Arbitration”) filed by an individual named Mr. Hanwei Guo (the “Claimant”) before the China International Economic and Trade Arbitration Commission, or CIETAC. The Arbitration named Mr. Guomin Xie (the Co-President and a director of the Company), CMC, and certain affiliates of CMC as respondents (collectively, the “Respondents”). In 2012, Mr. Xie co-founded CMC and the Claimant became an investor in CMC’s business by acquiring substantial stakes in entities including CMC, Ocean Interactive (Beijing) Technology Co., Ltd. (“Ocean Technology”) and Ocean Interactive (Beijing) Culture Co., Ltd. (“Ocean Culture”).

The Claimant alleged that Mr. Xie defrauded and threatened him into signing a series of agreements in late 2013 to relinquish his substantial investment interests in multiple entities, including CMC, Ocean Culture and Ocean Technology (together, the “Ocean Music Entities”), and transferring his equity interests in the Ocean Music Entities to Mr. Xie, CMC and certain other Respondents at below-market value. The Claimant seeks an award from CIETAC ruling, among other things, that (i) such agreements, pursuant to which the Claimant allegedly transferred his interests in the Ocean Music Entities to Mr. Xie, CMC and other Respondents, be declared invalid; (ii) Mr. Xie, CMC and other applicable Respondents return to Claimant all of his initial equity interests in the Ocean Music Entities; and (iii) the Respondents pay damages in the amount of RMB100 million (US$14.6 million).

In addition, on December 5, 2018, the Claimant filed a Petition for an Order to Take Discovery (the “Discovery Petition”) with the U.S. District Court of the Southern District of New York (the “District Court”), whereby he seeks to subpoena certain documents in support of his allegations in the Arbitration from Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC, each of which is an underwriter in this offering, for use in the Arbitration. The petition is In re Application of Hanwei Guo for an Order to Take Discovery for Use in a Foreign Procedure Pursuant to 28 U.S.C. § 1782, No. 18-mc-00561 (S.D.N.Y.). As of the date of this prospectus, the Company is not aware of any such order granted by the District Court.

CMC was acquired by Tencent in 2016 and subsequently was renamed Tencent Music Entertainment Group. As a result of the merger of CMC’s operations and Tencent’s former music businesses in 2016, Ocean Culture and Ocean Technology also became the Company’s PRC consolidated entities.

The Arbitration is currently pending for hearing. Although both the Company and Mr. Xie intend to contest the Claimant’s claims vigorously, the Company is of the view that this pending Arbitration is still at an early stage and therefore it is unable to determine the likelihood of an unfavorable outcome of such Arbitration.